UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 25, 2009

THE HANOVER INSURANCE GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-13754	04-3263626
(State or other jurisdiction	(Commission File Number)	(I.R.S.Employer
of incorporation)		Identification No.)

440 Lincoln Street, Worcester, Massachusetts 01653

(Address of principal executive offices)

(Zip Code)

Registrant’s telephone number, including area code:(508) 855-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off -Balance Sheet Arrangement of a Registrant.

As previously disclosed, The Hanover Insurance Company (“Hanover Insurance”), a wholly owned subsidiary of the Company, had its application approved for membership with the Federal Home Loan Bank of Boston (“FHLBB”). On September 25, 2009, Hanover Insurance received an advance of $125 million as part of the FHLBB’s collateralized borrowing program. The advance will bear interest at a fixed rate of 5.50% per annum over a twenty-year term. Hanover Insurance has pledged government agency securities with a current fair value of approximately $141.7 million to the FHLBB as collateral for the borrowing. The fair value of the collateral pledged by Hanover Insurance must be maintained at certain specified levels of the borrowed amount, which can vary depending on the type of assets pledged. If the fair value of the collateral declines below these specified levels, Hanover Insurance would be required to pledge additional collateral or repay outstanding borrowings. In connection with the borrowing, Hanover Insurance executed the FHLBB’s standard form of Agreement for Advances, Collateral Pledge and Security Agreement, which governs the terms and conditions of the outstanding borrowings and the pledge of collateral. Hanover Insurance is permitted to voluntarily repay the outstanding borrowings at any time, subject to a prepayment fee. As a requirement of membership in the FHLBB, Hanover Insurance acquired $2.5 million of FHLBB stock, and as a condition to participating in the FHLBB’s collateralized borrowing program it is required to purchase additional shares of FHLBB stock in an amount equal to 4.5% of its outstanding borrowings. The proceeds from the borrowing will be used in an intercompany transaction by Hanover Insurance to acquire AIX Holdings, Inc. and its subsidiaries from the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Hanover Insurance Group, Inc.

(Registrant)

Date: September 25, 2009	By:	/s/ Eugene M. Bullis
Eugene M. Bullis
Executive Vice President and Chief Financial Officer